Exhibit 99.1

Adaptimmune Announces Strategic Manufacturing Agreement with PCT to Support Development of SPEAR® T-cell Therapies Towards Commercialization

PHILADELPHIA, Pa. and OXFORD, UK, September 19, 2016 — Adaptimmune Therapeutics plc (Nasdaq: ADAP), a leader in T-cell therapy to treat cancer, today announced that it has entered into a new five-year strategic manufacturing agreement with PCT, a Caladrius company, (“PCT”) a subsidiary of Caladrius Biosciences (Nasdaq: CLBS) for the supply of Adaptimmune’s SPEAR® T-cell therapies.  Under the contract, Adaptimmune will benefit from exclusive access to an EU and FDA compliant manufacturing unit at PCT as well as dedicated, specialist staff.

Adaptimmune’s relationship with PCT, a contract manufacturer of patient cell therapy products, is intended to provide Adaptimmune with maximum operational flexibility for the manufacture of its SPEAR T-cell products from development, through clinical manufacturing and ultimately, subject to marketing authorizations, into commercialization.

“PCT is an elite contract manufacturing organization in the field of patient-specific cell therapies, and we are very pleased to strengthen and develop our existing relationship” said Dr. Gwendolyn Binder-Scholl, Adaptimmune’s Chief Technology Officer. “We have worked with PCT over the past three years and their commitment to high quality manufacturing, allied to timely delivery, makes them an ideal manufacturing partner for Adaptimmune. This arrangement will also complement well our new manufacturing plant currently under construction in Philadelphia.”

“We are pleased to significantly advance our relationship with Adaptimmune, which began with earlier-phase clinical trials.  PCT is committed to adapting our service arrangements to support our client’s evolving needs as they proceed through late-stage trials and into commercial manufacturing,” said Robert A. Preti, PhD, President of PCT and Senior Vice President, Manufacturing and Technical Operations of Caladrius Biosciences. “We appreciate Adaptimmune’s continued trust in PCT’s ability to support the distribution of their groundbreaking technologies in the U.S. and Europe.”

Adaptimmune’s SPEAR T-cell therapies are novel cancer immunotherapies that use enhanced affinity T-cell receptors (TCRs) to target and destroy cancer cells by strengthening a patient’s natural T-cell response. T-cells are a type of white blood cell that play a central role in a person’s immune response to disease.

The manufacturing process for Adaptimmune’s SPEAR T-cell therapies consists of isolating T-cells from the blood of cancer patients; transferring affinity enhanced TCRs, which have been modified to recognize cancer cells, into the cells; activating and expanding the T-cells; and, introducing the affinity enhanced cells back into the patient to enable the patient’s immune system to attack cancer.

About Adaptimmune

Adaptimmune is a clinical stage biopharmaceutical company focused on novel cancer immunotherapy products based on its SPEAR® (Specific Peptide Enhanced Affinity Receptor) T-cell platform. Established in 2008, the company aims to utilize the body’s own machinery - the T-cell - to target and destroy cancer cells by using engineered, increased affinity TCRs as a means of strengthening natural patient T-cell responses. Adaptimmune’s lead program is a SPEAR T-cell therapy targeting the NY-ESO cancer antigen. Its NY-ESO SPEAR T-cell therapy has demonstrated signs of efficacy and tolerability in Phase 1/2 trials in solid tumors and in hematologic cancer types, including synovial sarcoma and multiple myeloma. Adaptimmune has a strategic collaboration and licensing agreement with GlaxoSmithKline for the development and commercialization of the NY-ESO TCR program. In addition, Adaptimmune has a number of proprietary programs. These include SPEAR T-cell therapies targeting the MAGE-A10 and AFP cancer antigens, which both have open INDs, and a further SPEAR T-cell therapy targeting the MAGE-A4 cancer antigen that is in pre-clinical phase with IND acceptance targeted for 2017.The company has identified over 30 intracellular target peptides preferentially expressed in cancer cells and is currently progressing 12 through unpartnered research programs. Adaptimmune has over 250 employees and is located in Oxfordshire, U.K. and Philadelphia, USA. For more information: http://www.adaptimmune.com

About PCT, a Caladrius Company

PCT, a Caladrius Company (PCT), a subsidiary of Caladrius Biosciences, Inc., is a leading contract development and manufacturing organization in the cellular therapy industry that works with clients to achieve commercial-readiness for their products. PCT and Hitachi Chemical Co. have entered into a strategic global collaboration to accelerate the creation of a global commercial cell therapy development and manufacturing enterprise with deep engineering expertise.  For more than 17 years, PCT has provided pre-clinical and clinical cGMP development and manufacturing services to more than 100 clients, advancing cell therapy and immunotherapy product candidates from the development stage all the way through to commercialization. PCT offers manufacturing of cell therapy products, engineering and innovation services, process and analytical development, cell and tissue processing, consulting, collection and storage. These services enable clients to focus on quality, cost of goods, scalability and sustainability as key mile markers as they think beyond regulatory approval. For more information: http://www.pctcaladrius.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements involve certain risks and uncertainties. Such risks and uncertainties could cause our actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation: the success, cost and timing of our product development activities and clinical trials and our ability to successfully advance our TCR therapeutic candidates through the regulatory and commercialization processes. For a further description of the risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, as well as risks relating to our business in general, we refer you to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on August 8, 2016, and our other SEC filings. The forward-looking statements contained in this press release speak only as of the date the statements were made and we do not undertake any obligation to update such forward-looking statements to reflect subsequent events or circumstances.

Adaptimmune Contacts

Will Roberts

Vice President, Investor Relations

T:  (215) 825-9306

E: will.roberts@adaptimmune.com

Margaret Henry

Head of PR

T: +44 (0)1235 430036

Mobile: +44 (0)7710 304249

E: margaret.henry@adaptimmune.com

Caladrius Biosciences, Inc. Contact

Eric Powers

Director, Communications and Marketing

Phone: +1-212-584-4173

Email: epowers@caladrius.com